Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179073

PROSPECTUS SUPPLEMENT NO. 6
TO THE PROSPECTUS DATED FEBRUARY 12, 2013

Pershing Gold Corporation

___________________________

This Prospectus Supplement No. 6 updates, amends and supplements our Prospectus dated February 12, 2013.

We have attached to this Prospectus Supplement No. 6 (i) the Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 20, 2013 and (ii) the Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 26, 2013.  The attached information updates, amends and supplements our Prospectus dated February 12, 2013.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus.  To the extent information in this Prospectus Supplement No. 6 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 6 is the more current information.

Investing in our common stock involves a high degree of risk.  You should review carefully the “Risk Factors” beginning on page 6 of the Prospectus dated February 12, 2013 and on page 14 of the Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): August 15, 2013

Pershing Gold Corporation
(exact name of registrant as specified in its charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 705-9357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Subscription Agreement, Warrants and Registration Rights Agreement

On August 15, 2013, Pershing Gold Corporation (the “Company”) issued 328 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”) and warrants to purchase an aggregate of 393,600 shares of the Company’s Common Stock (“Warrants”) pursuant to subscription agreements (each, a “Subscription Agreement”) entered into with several accredited investors.  The gross proceeds from the private placement were approximately $325,000.  The private placement is in addition to the shares of Series E Preferred Stock and Warrants that were previously sold by the Company as disclosed in its Current Report on Form 8-K filed on August 12, 2013.  The terms of the agreements entered into in connection with this private placement, including the Registration Rights Agreement entered into with all investors, are the same as those entered into in connection with the previous private placement, all of which were described in the Company’s Current Report on Form 8-K filed on August 12, 2013 and were filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 3.02                      Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated herein by reference.

In connection with the private placement, the Company issued 328 shares of Series E Preferred Stock and Warrants to acquire an aggregate of 393,600 shares of Common Stock, for aggregate gross consideration of approximately $325,000.  A total of 984,000 shares of Common Stock are issuable upon conversion of the Series E Preferred Stock.

The Company relied on the exemption from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D for purposes of the private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2013

PERSHING GOLD CORPORATION

By:	/s/ Stephen Alfers
Stephen Alfers
Chief Executive Officer, President and Chairman

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): August 22, 2013

Pershing Gold Corporation
(exact name of registrant as specified in its charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 705-9357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

Subscription Agreement, Warrants and Registration Rights Agreement

On August 22, 2013 and August 23, 2013, Pershing Gold Corporation (the “Company”) issued an aggregate of 1,114 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”) and warrants to purchase an aggregate of 1,336,800 shares of the Company’s Common Stock (“Warrants”) pursuant to subscription agreements (each, a “Subscription Agreement”) entered into with certain accredited investors.  The gross proceeds from the private placement were approximately $1.1 million.  The private placement is in addition to the shares of Series E Preferred Stock and Warrants that were previously sold by the Company as disclosed in its Current Report on Form 8-K filed on August 12, 2013 and its Current Report on Form 8-K filed on August 20, 2013.  The terms of the agreements entered into in connection with this private placement, including the Registration Rights Agreement entered into with the investors, are the same as those entered into in connection with the previous private placement, all of which were described in the Company’s Current Report on Form 8-K filed on August 12, 2013 and were filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 3.02           Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated herein by reference.

In connection with the private placement, the Company issued 1,114 shares of Series E Preferred Stock and Warrants to acquire an aggregate of 1,336,800 shares of Common Stock, for aggregate gross proceeds of approximately $1.1 million.  A total of 3,342,000 shares of Common Stock are issuable upon conversion of the Series E Preferred Stock.

The Company relied on the exemption from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D for purposes of the private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2013

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller